SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SP Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of SP Bancorp, Inc. (“we,” “our” or the “Company”), the holding company of SharePlus Federal Bank. The Annual Meeting will be held at the Embassy Suites Hotel, 7600 John Q. Hammons Dr., Frisco, Texas 75034, at 2:00 p.m., Central Daylight time, on Thursday, May 16, 2013.

The enclosed Notice of 2013 Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on our operations. Our directors and officers will be present to respond to any questions that stockholders may have. Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning our activities and operating performance.

We will consider and act on the following items of business at the Annual Meeting: (i) election of three Class III directors to serve for a three-year term and until their respective successors shall have been qualified and elected, (ii) ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, (iii) consideration of an advisory vote on named executive officer compensation, (iv) consideration of an advisory vote on the frequency of holding future advisory votes on named executive officer compensation and (v) consideration of such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

On behalf of the Board, we urge you to follow the instructions on the enclosed proxy card and to vote as soon as possible, even if you currently plan to attend the Annual Meeting. For your convenience and as indicated on the enclosed proxy card, you have the option of voting your shares electronically on the Internet, by telephone or by mailing the enclosed proxy card. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

Jeffrey L. Weaver

President and Chief Executive Officer

SP Bancorp, Inc.

5224 W. Plano Parkway

Plano, Texas 75093

(972) 931-5311

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of SP Bancorp, Inc. (“we,” “our” or the “Company”) will be held at the Embassy Suites Hotel, 7600 John Q. Hammons Dr., Frisco, Texas 75034, at 2:00 p.m., Central Daylight time, on Thursday, May 16, 2013.

A proxy statement and proxy card for the Annual Meeting are enclosed.

The Annual Meeting is being held for the purpose of considering and acting upon:

1.

the election of Paul M. Zmigrosky, Christopher C. Cozby and David C. Rader as Class III directors of the Company to serve for a three-year term and until their respective successors shall have been qualified and elected (the “Nominees”);

2.	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013;
3.	an advisory vote on named executive officer compensation;
4.	an advisory vote on the frequency of holding future advisory votes on named executive officer compensation; and
5.	such other business as may properly come before the Annual Meeting, and any adjournment(s) or postponement(s) thereof.

For the reasons set forth in the enclosed proxy statement, the Company’s Board of Directors (the “Board”) unanimously recommends a vote “FOR” the election of each of the Nominees (Proposal 1), “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2), “FOR” the advisory vote on named executive officer compensation (Proposal 3) and for “THREE YEARS” with respect to the frequency of holding future advisory votes on named executive officer compensation (Proposal 4). As of the date hereof, the Board is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 28, 2013 are entitled to vote at the Annual Meeting, and any adjournment(s) or postponement(s) thereof. A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Company during regular business hours for the 10 calendar days prior to and during the Annual Meeting.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Annual Meeting or any postponement or adjournment of the Annual Meeting in person, we request that you please follow the instructions on the enclosed proxy card to vote your shares on the Internet, by telephone or by signing and returning your proxy card by mail as soon as possible to ensure that your shares will be represented at the Annual Meeting.

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If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Annual Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Annual Meeting.

By Order of the Board of Directors

Diane Stephens

Corporate Secretary

Plano, Texas

April 5, 2013

IMPORTANT: PLEASE SEE THE ENCLOSED PROXY CARD FOR INFORMATION ON HOW TO VOTE YOUR SHARES ON THE INTERNET OR BY PHONE. IF YOU CHOOSE TO VOTE YOUR SHARES BY MAIL, PLEASE NOTE THAT A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013: OUR PROXY STATEMENT, INCLUDING THIS NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS, AND THE COMPANY’S 2012 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT WWW.PROXYDOCS.COM/SPBC.

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PROXY STATEMENT

SP BANCORP, INC.

5224 W. Plano Parkway

Plano, Texas 75093

(972) 931-5311

2013 ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2013

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of SP Bancorp, Inc. (“we,” “us,” “our” or the “Company”), the holding company of SharePlus Federal Bank (the “Bank”), to be voted at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment(s) or postponement(s) thereof. The Annual Meeting is scheduled to be held at the Embassy Suites Hotel, 7600 John Q. Hammons Dr., Frisco, Texas 75034, at 2:00 p.m., Central Daylight time, on Thursday, May 16, 2013. This Proxy Statement and the accompanying Notice of 2013 Annual Meeting of Stockholders are first being mailed to stockholders on or about April 11, 2013.

The following proposals are to be considered and voted upon by our stockholders at the Annual Meeting:

1.

the election of Paul M. Zmigrosky, Christopher C. Cozby and David C. Rader (each a “Nominee” and collectively, the “Nominees”) as Class III directors of the Company to serve for a three-year term and until their respective successors shall have been qualified and elected (“Proposal 1”);

2.	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (“Proposal 2”);
3.	an advisory vote on named executive officer compensation (“Proposal 3”);
4.	an advisory vote on the frequency of holding future advisory votes on named executive officer compensation (“Proposal 4”); and
5.	such other matters as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Proxies solicited on behalf of our Board will be voted in accordance with the directions given thereon. In order for your vote to be counted, please follow the instructions on the enclosed proxy card to vote your shares on the Internet, by telephone or by signing and returning your proxy card by mail to our principal executive offices located at the following address: SP Bancorp, Inc., Attn: Diane Stephens, Corporate Secretary, 5224 West Plano Parkway, Plano, Texas 75093. Where no instructions are indicated, proxies that have been signed and/or submitted will be voted “FOR” Proposals 1, 2 and 3 and for a frequency of “THREE YEARS” with respect to Proposal 4, as set forth in this Proxy Statement for consideration at the Annual Meeting.

A proxy may be revoked at any time prior to its exercise by sending written notice of revocation to our Corporate Secretary at the address shown above, or by submitting a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. The presence at the Annual Meeting of any stockholder who has given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to our Corporate Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Except as otherwise noted below, holders of record of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 28, 2013 (the “Voting Record Date”) are entitled to one vote for each share held. As of the Voting Record Date, there were 1,668,750 shares of Common Stock outstanding (including 30,000 shares of restricted stock that are entitled to vote but remain subject to vesting). The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event at the time of the Annual Meeting there are not sufficient votes for a quorum or to approve or ratify any matter being presented, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of our Articles of Incorporation, record holders of Common Stock who beneficially own, either individually or as a members of a group, in excess of 10% of our outstanding shares of Common Stock (the “Limit”) are not entitled to vote the shares held in excess of the Limit. Our Articles of Incorporation authorize the Board to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to us to enable the Board to implement and apply the Limit.

Persons and groups who beneficially own in excess of five percent of our Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

The table below sets forth the beneficial ownership of our Common Stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our Common Stock as of the Voting Record Date. The business address of each director and executive officer and of the SharePlus Federal Bank Employee Stock Ownership Plan (the “ESOP”) is 5224 W. Plano Parkway, Plano, Texas 75093.

	Number of Shares of Common Stock Beneficially Owned (1)	Percent of All Common Stock Outstanding
Five Percent Stockholders:
Stilwell Value Partners I (2) Stilwell Value Partners II Stilwell Partners Stilwell Value LLC Joseph Stilwell 111 Broadway, 12th Floor New York, New York 10006 Stilwell SALI Fund (2) Stilwell Advisors 315 Clocktower Commons Brewster, New York 10508	161,600	9.7%
Ryan Heslop (3) Ariel Warszawski Firefly Value Partners, LP FVP GP, LC Firefly Management Company GP, LLC FVP Master Fund, LP 551 Fifth Ave., 36th Floor New York, New York 10176	138,000	8.3%

SharePlus Federal Bank Employee Stock Ownership Plan (4)	138,000	8.3%
Oppenheimer-Spence Financial Services Partnership L.P. (5) Oppenheimer-Close International, Ltd. Oppvest, LLC Oppvest II, LLC Philip V. Oppenheimer Carl K. Oppenheimer 119 West 57th Street, Suite 1515
New York, NY 10019	110,474	6.6%
FJ Capital Management, LLC (6) 1313 Dolley Madison Blvd., Suite 306 McLean, VA 22101	93,294	5.6%

Directors and Executive Officers:
Paul M. Zmigrosky (7)	25,125	1.5%
Carl W. Forsythe (7)(8)	17,650	1.1%
David C. Rader (7)	22,500	1.3%
Lora J. Villarreal (7)	3,400	*
Jeffrey B. Williams (7)(9)	12,100	*
P. Stan Keith (7)	9,500	*
Christopher C. Cozby (7)	17,500	1.0%
David Stephens (7)	20,500	1.2%
Jeffrey L. Weaver (10)	22,095	1.3%

Executive Officers (Other than Directors)
Suzanne C. Salls (11)	9,450	*
M. Gaye Rowland (12)	7,408	*

All directors and executive officers as a group (11 persons)	167,228	10.0%

*	Less than 1%.
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table of any shares of Common Stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	Based on a Schedule 13D filed with the SEC on February, 14, 2011.
(3)	Based on an Amended Schedule 13G filed with the SEC on February 14, 2013.
(4)	Based on an Amended Schedule 13G filed with the SEC on February 14, 2013.
(5)	Based on an Amended Schedule 13G filed with the SEC on February 14, 2013.
(6)	Based on a Schedule 13G filed with the SEC on December 28, 2012.
(7)	Includes 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013.
(8)	Includes 15,000 shares held through Mr. Forsythe’s 401(k) account.
(9)	Includes 9,600 shares held through Mr. Williams’ individual retirement account.
(10)	Includes 100 shares owned of record by Mr. Weaver’s minor son, 15,549 shares held through Mr. Weaver’s 401(k) account, 946 shares allocated to Mr. Weaver’s ESOP account and 3,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013.
(11)	Represents 6,817 shares held through Ms. Salls 401(k) account, 633 shares allocated to Ms. Salls’ ESOP account and 2,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013.
(12)	Represents 4,780 shares held through Mrs. Rowland’s 401(k) account, 628 shares allocated to Ms. Rowland’s ESOP account and 2,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

Stockholders of Record and Beneficial Owners

You are entitled to vote your shares of Common Stock if the records of the Company show that you held your shares as of the close of business on the Voting Record Date. If your shares are held through a broker, bank or similar holder of record, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record concerning how to vote your shares of Common Stock by filling out the voting instruction form that accompanies this Proxy Statement. Your broker, bank or other holder of record may allow you to also provide voting instructions by telephone or by the Internet. If you hold your shares in street name, please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this Proxy Statement.

ESOP and 401(k) Plan Participants

If you participate in the ESOP or if you hold Common Stock through the SharePlus Federal Bank 401(k) Plan (the “401(k) Plan,” and together with the ESOP, the “Plans”), you will receive vote authorization forms for the Plans, as applicable, that will allow you to direct the trustees of such Plans to vote the shares of Common Stock you hold under such Plans on your behalf. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee concerning how to vote the shares of Common Stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Common Stock held by the ESOP, allocated shares for which no voting instructions are received or shares for which participants have voted to “ABSTAIN,” in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the SP Bancorp, Inc. Stock Fund. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP and 401(k) Plan voting instructions is May 13, 2013.

Choices When Voting

The proxy card provided by the Board enables a stockholder to vote “FOR” the election of the Nominees or to vote “WITHHELD” with respect to any Nominee identified in Proposal 1. The vote of a plurality of all the votes cast at the Annual Meeting is necessary for the election of a Nominee.

With respect to Proposal 2, the ratification of Crowe Horwath LLP as our independent registered public accounting firm, a stockholder may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on such proposal by checking the appropriate box. The ratification of Crowe Horwath LLP requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

With respect to Proposal 3, the advisory vote on named executive officer compensation, a stockholder may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on such proposal by checking the appropriate box. The advisory proposal regarding named executive officer compensation requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

With respect to Proposal 4, the advisory vote on the frequency of holding future advisory votes on named executive officer compensation, a stockholder may vote for a frequency of “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” or “ABSTAIN” from voting on such proposal. The frequency (every one year, two years or three-years, respectively) that receives the highest number of votes cast by stockholders will be considered by the Board and the Compensation Committee to be the stockholders’ recommendation as to the frequency of holding future votes on named executive officer compensation, even if the number of votes represents less than a majority of the votes cast.

Because they are advisory votes only, the results of Proposal 3, concerning approval of named executive officer compensation, and Proposal 4, concerning the frequency of holding future advisory votes on named executive officer compensation, will not be binding upon the Company. As a result, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders. However, the Board, together with the Compensation Committee of the Board (the “Compensation Committee”), will consider the voting results as appropriate when adopting the Company’s policies regarding named executive officer compensations and the frequency of holding future votes on named executive officer compensation.

Board Recommendations

The Board unanimously recommends that you vote “FOR” Proposals 1, 2 and 3 and for a frequency of “THREE YEARS” with respect to Proposal 4, as set forth in this Proxy Statement.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes votes are included in the determination of the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum at the meeting. Abstentions will have no effect upon the approval of the proposals presented in this Proxy Statement. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposals 1, 3 or 4 presented in this Proxy Statement.

Tabulation of Votes

Proxies solicited hereby will be returned to us and will be tabulated by our Corporate Secretary, Diane Stephens, who has been designated the inspector of election by the Board.

Dissenters’ and Appraisal Rights

None of the Company’s stockholders have any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

PROPOSAL 1—ELECTION OF THREE CLASS III DIRECTORS

Our Board is comprised of nine directors, and is divided into three classes (Class I, Class II and Class III), each consisting of three directors, with one class of directors elected each year. Directors are generally elected to serve for a three-year period and until such time as their respective successors have been duly qualified and elected. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has nominated, and the Board has ratified the nomination of, each of Paul M. Zmigrosky, Christopher C. Cozby and David C. Rader to stand for election at the Annual Meeting as Class III directors of the Company to serve for a three-year term or until such time as their respective successors have been duly qualified and elected. Each of the Nominees is currently a member of the Board, has consented to being named in this Proxy Statement and has agreed to continue to serve as a director if re-elected at the Annual Meeting.

Pursuant to Maryland law and our Articles of Incorporation and Bylaws, assuming the presence of a quorum, director nominees will be elected by a plurality of the shares of Common Stock voted at the Annual Meeting. For purposes of this vote, broker non-votes or proxies as to which the authority to vote for any nominee has been withheld will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose determining the presence of a quorum. A plurality vote requirement means that Nominees who receive the highest number of votes cast will be elected, up to the maximum number of directors to be elected at the Annual Meeting, even if the number of votes represents less than a majority of the votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH

NOMINEE NAMED IN THIS PROXY STATEMENT.

The table below sets forth certain information, as of the Voting Record Date, regarding our directors, including the Nominees, and our executive officers. It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld with respect to any Nominee) will be voted at the Annual Meeting for the election of the Nominees. If any Nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any of the Nominees might be unable to serve, if elected as a director of the Company. There are no arrangements or understandings between any of the Nominees and any other person pursuant to which the Nominees were selected. There are no family relationships between any of our directors or executive officers.

Name	Age	Positions Held	Director Since	Term Expires
		NOMINEES
Paul M. Zmigrosky	60	Chairman of the Board	1998	2013
Christopher C. Cozby	49	Director	2010	2013
David C. Rader	64	Director	2010	2013
		DIRECTORS CONTINUING IN OFFICE
Carl W. Forsythe	55	Director	2002	2014
P. Stan Keith	53	Director	2010	2015
David L. Stephens	60	Director	2007	2014
Lora J. Villarreal	69	Director	2011	2015
Jeffrey L. Weaver	56	President, Chief Executive Officer and Director	2005	2014
Jeffrey B. Williams	43	Director	2008	2015
		EXECUTIVE OFFICERS
Suzanne C. Salls	54	Executive Vice President and Chief Financial Officer
M. Gaye Rowland	57	Senior Vice President, Retail Lending

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of the Company’s directors and executive officers (including the Nominees) is set forth below. With respect to our directors, including the Nominees, the biographies also contain information regarding such person’s specific experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that such person was qualified to serve as a director of the Company. Each director also serves as a director of the Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Christopher C. Cozby is senior vice president at CB Richard Ellis, a commercial real estate firm based in Los Angeles, California that offers a full range of services for property owners, tenants and investors, where he is in charge of retail investment sales for Texas and the surrounding southwest states. He has served in that position since April 2010. Prior to CB Richard Ellis, Mr. Cozby was a principal at Thackeray Partners, a real estate private equity firm. Mr. Cozby graduated from the University of Texas with a BA in Economics. Mr. Cozby’s experience with local and regional real estate sales and development provides the Board with assistance in assessing local real estate values, trends and developments, in identifying potential new lending customers and in assessing the relative risk of projects and properties securing loans made by the Bank.

Carl W. Forsythe is president and chief executive officer of Globe Composite Solutions, Ltd., a privately held manufacturer of high-performance composite components for industrial and military applications, a position he has held since 2002. Mr. Forsythe is also a business advisor to SLO Down Wines, Inc. and iCracked, Inc. He has held numerous executive positions at both private and public companies including Advanta Mortgage Company, Home Savings/H.F. Ahmanson, Bank One, Michigan National Bank and Comerica Bank. Mr. Forsythe began his career at Ford Motor Company. He received a BA in Biochemistry from Columbia University and a MBA from Cornell University. Mr. Forsythe’s executive management experience in numerous enterprises, including regional and national financial service companies, provides the Board with general business acumen.

P. Stan Keith is president of The Hope Center Foundation, a not-for-profit entity, serving over 40 evangelical ministries, located in Plano, Texas, a position he has held since December 2012. Previously, from 1992 to 2012, he served as president and chief executive officer of Promettre International Ventures, Inc., a closely held investment corporation involved in angel, early-stage private equity ventures, strategic real estate development financings, and proprietary trading platforms. He was a co-founder of CompUSA, Inc. and served from 1987 to 1992 as executive vice-president-finance, chief financial officer, secretary and treasurer. Mr. Keith is a Certified Public Accountant in Texas and received his BBA in Accounting from the University of Oklahoma. Mr. Keith’s experience in managing the operations of business enterprises provides the Board with general business acumen, and his background as a certified public accountant and senior executive at a high growth public company provides the Board with insight into the accounting and reporting issues faced by the Bank and the Company, and in assessing strategic transactions.

David C. Rader recently retired as executive vice president and chief financial officer for Frito-Lay North America. He served in this position since 1998. He currently holds the position of chairman of the board of directors of Sabra Dipping Company, a joint venture between PepsiCo and Strauss Company. He earned both his BS in Electrical Engineering and his MBA from The Ohio State University. Mr. Rader’s executive management experience provides the Board with general business acumen. Additionally, his years of experience as a chief financial officer of a corporation, including expertise in financial accounting and SEC reporting, provides the Board and the Audit Committee of the Board (the “Audit Committee”) with valuable financial accounting experience. As a member of our Audit Committee, Mr. Rader has been designated to be an “audit committee financial expert.”

David L. Stephens is president and chief executive officer of Stephens Management Group, which currently includes Pinnacle Excavation, Bayco Properties & Millennium Imports of Dallas. Mr. Stephens has owned automobile dealerships since 1993 after having served for 13 years in various management positions at Ford Motor Company and was the first African-American auto dealer for Jaguar and Audi brands. He serves on the boards for Paul Quinn College, Baylor Health Care System Foundation Dallas, and the Crystal Charity Ball Advisory Board. He is active in the local United Negro College Fund, American Cancer Society, Crystal Charity Ball, Dallas Museum of Art, the Ron Springs and Everson Walls Gift For Life Foundation, and the African American Museum, among others. Mr. Stephens received his BS in Business Administration from Southern University. Mr. Stephens’ experience in managing the operations of many business enterprises provides the Board with general business acumen.

Dr. Lora J. Villarreal, Ph.D. has been an executive vice president and chief people officer of Affiliated Computer Services Inc. (“ACS”), a Xerox company, since 2007. Dr. Villarreal has more than 20 years of business, human resources and administration experience. Prior to employment with ACS, Dr. Villarreal served as President of the Human Resources Group, Inc. Dr. Villarreal also served as Vice President of Human Resources for Transamerica Real Estate Information Companies. Additionally, she served various positions with First Data Resources, including vice president of administration for a start-up operation in Mexico City, which included human resources, training, purchasing, facilities and public relations. She holds a Bachelor of Science degree from Bellevue University, a Master of Science Degree from Central Michigan University and a Ph.D. in philosophy and management from California Coast University. Dr. Villarreal’s vast professional experience in the areas of business, human resources and administration make her a valuable asset to the Board and to the Compensation Committee on which she serves.

Jeffrey L. Weaver has been President and Chief Executive Officer of the Company since its formation in 2010 and of the Bank since July 2005. Previously, he served as an executive vice president of a multi-billion dollar bank in Dallas, Texas. Mr. Weaver has over 30 years of diverse banking and management experience with both national and regional banking institutions. He earned his B.A. from Southwestern University, Georgetown, Texas, and his MBA from Baylor University. He currently serves on the board of the Dallas After School Network. Mr. Weaver’s significant and varied banking experience as well as continued participation in financial industry trade associations provides the Board with a perspective on the day-to-day operations of the Bank, local business opportunities, and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis.

Jeffrey B. Williams is an attorney and founding partner of the law firm Williams Anderson & Ryan LLP in Dallas, a position he has held since 2009. From 2005 to 2008, Mr. Williams served as General Counsel of a hospitality/real estate development firm. From 2000 to 2005, Mr. Williams was an associate attorney with the international law firm Vinson & Elkins L.L.P., working in its Business and International Section. He holds a BBA in International Business and Entrepreneurship from Baylor University, and received his Juris Doctor with honors from Georgetown University Law Center. His legal experience provides the Board with insight on legal matters involving the Bank and the Company, and his local contacts with customers and businesses assist the Bank with business generation and product offerings.

Paul M. Zmigrosky recently retired as senior vice president of strategic sourcing for PepsiCo Americas Foods, which includes Frito-Lay and Quaker Oats. Mr. Zmigrosky was with PepsiCo for more than 30 years and held numerous leadership positions in both operations and finance as well as strategic sourcing. He graduated from Duquesne University in Pittsburgh and holds an MBA from the University of Texas. Mr. Zmigrosky’s executive management experience provides the Board with general business acumen. Additionally, his years of experience with one of the Bank’s former sponsor companies provide the Board with insight as to how to best service the banking needs of this part of the Bank’s customer base.

Executive Officers Who Are Not Also Directors:

Suzanne C. Salls has been Executive Vice President and Chief Financial Officer of the Company since its formation in 2010 and of the Bank since 2005. She has over 25 years of experience in the financial services industry. She began her career as an auditor with KPMG and later transitioned into banking, serving various accounting and management roles in several Texas community banks. She is a Certified Public Accountant and obtained a BBA in Accounting from Texas Tech University, where she graduated cum laude.

M. Gaye Rowland is Senior Vice President Retail Lending of the Bank, a position she has held since 2007. Prior to this appointment, she ran her own mortgage company for several years and managed lending for several Dallas banks. She has over 30 years’ experience in the banking industry. Ms. Rowland attended Illinois State University, Arizona State University and several banking schools, including Risk Management Association and Bank Administration Institute.

Director Qualifications

In considering and identifying individual candidates for director, the Nominating Committee and our Board take into account several factors that they believe are important to the operations of the Company and the Bank, as a community banking institution. With respect to specific candidates, the Nominating Committee and the Board assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by the Bank and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in the Bank’s market area; (4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with the Company or its subsidiaries and contributions to their operations; and (10) the independence of the individual. While the Nominating Committee and the Board do not maintain a written policy on diversity which specifies the qualities or factors that the Nominating Committee and the Board must consider when assessing board members individually or in connection with the overall composition of the Board, the Nominating Committee and the Board take into account: (1) the effectiveness of the existing Board and additional qualifications that may be desirable when selecting new Board members; (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board. Additionally, the charter of the Nominating Committee identifies diversity as a factor to consider when recommending membership to the Board.

Board Independence

The Board has determined that each of our directors, with the exception of our President and Chief Executive Officer, Jeffrey L. Weaver, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market Rules. There were no transactions that were not otherwise required to be reported under “—Transactions With Certain Related Persons,” below that were considered by the Board in determining the independence of our directors.

Board Leadership Structure and Risk Oversight

To assure effective and independent oversight of management, the Board separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between these two roles in management of the Company. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. The Chairman of the Board is an independent, non-management role.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management on areas of material risk to the Company, including credit, financial, operational, liquidity, legal and regulatory risks. In reviewing the reports, the full Board, or the appropriate committee in the case of risks that are under the purview of a particular committee, discuss with the members of senior management responsible for the areas covered by the reports how risks have been identified and what strategies and procedures have been put in place to mitigate such risks. When a Committee receives a report, the Chairman of the relevant committee communicates the results of the report review to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

References to our Website Address

References to our website address throughout this Proxy Statement and the accompanying materials have been provided for informational purposes and to comply with applicable SEC regulations and the Nasdaq Stock Market Rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.

Meetings and Committees of the Board

During 2012, the Board held 12 meetings. We expect our directors to attend Board meetings, meetings of any committees and subcommittees on which they serve. Each of our directors attended at least 75% of the total number of meetings of the Board and assigned Board committees. Although, we do not have a formal policy, we also request that our directors attend each annual meeting of stockholders, absent unavoidable conflicts. All of our directors were in attendance at our 2012 annual meeting of shareholders.

The Board has established a standing Compensation Committee, Nominating Committee and Audit Committee. Each of these committees operates under a written charter, which governs their composition, responsibilities and operations. Current copies of each of the written charters are available on our website, www.shareplus.com. The Board has determined that each member of each of these committees is an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Stock Market Rules (and, in the case of the Audit Committee, by Rule 10A-3 of the Exchange Act).

Audit Committee. The Audit Committee reviews our records and affairs to determine our financial condition, reviews with management and the independent auditors the systems of internal control, and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. The Audit Committee reports to the Board on its activities and findings. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating a firm of independent certified public accountants to audit our annual financial statements;
•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of our financial reporting processes, both internal and external;
•	approving the scope of the audit in advance;
•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;
•

considering whether the provision by the independent certified registered public accountants of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;
•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;
•	approving all engagements for audit and non-audit services in excess of specified amounts by the independent registered public accounting firm; and
•	reviewing the adequacy of the audit committee charter.

In 2012, the Audit Committee was composed of David C. Rader, Committee Chairman, and members Carl W. Forsythe and P. Stan Keith. The Board has determined that Mr. Rader meets the definition of “audit committee financial expert” as defined by the SEC. The Audit Committee held 10 meetings during 2012.

Compensation Committee. The Compensation Committee is responsible for assisting the Board in fulfilling its responsibilities related to the compensation and benefits provided the Company’s executive management and the Board. The duties and responsibilities of the Compensation Committee include, among other things:

•	establishing, reviewing and modifying from time to time, as appropriate, the compensation philosophy of the Company;
•	annually reviewing the compensation levels of our President and Chief Executive Officer;
•

reviewing, evaluating and recommending goals relevant to executive compensation of other executive management, with input from our President and Chief Executive Officer, the compensation to be paid to directors of the Company or its affiliates;

•	establishing the fee level of directors of the Company and the Bank and recommending compensation and fee changes to the full Board; and
•	administering any stock or other equity plans of the Company.

The Compensation Committee intends that executive compensation be structured so as to attract, develop and retain talented executive officers and directors who are capable of maximizing our performance for the benefit of our stockholders. The Compensation Committee also seeks to set compensation and fee levels that are competitive in the markets in which we operate. We also encourage directors, officers and employees to own shares of our Common Stock, as their means permit, and, although we do not currently have any stock ownership guidelines for our executive officers or directors, the Compensation Committee considers the use of equity compensation when determining the amount of compensation and the Company’s compensation mix.

The Compensation Committee has the authority to retain a compensation consultant to be used to assist in the evaluation of officer and director compensation. During 2012, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”), to serve as our independent outside compensation consultant. PM&P was asked to conduct a review of our existing salary structures, evaluate potential pay increases for our management team, assist in development of our 2012 Short Term Incentive Plan, and assist with the implementation of our 2012 Equity Incentive Plan. The Compensation Committee has used the information provided by PM&P to educate its members, as opposed to directing the Compensation Committee’s decisions and to assist it in determining its approach for our compensation programs. While the Compensation Committee considers information provided by compensation consultants, its decisions are ultimately made on its own assessment of the information provided to it in the context of the totality of the company’s circumstances at any given point in time.

In 2012, the Compensation Committee was composed of Lora J. Villarreal, Committee Chairman, and members Christopher C. Cozby, David L. Stephens and Jeffrey B. Williams. The Compensation Committee held 10 meetings during 2012.

Nominating and Corporate Governance Committee. The Nominating Committee identifies candidates to be nominated for election as directors of the Company. The functions of the Nominating Committee include, among other things, the following:

•	leading the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;
•	reviewing and monitoring compliance with the requirements for Board independence;
•	reviewing the committee structure and making recommendations to the Board regarding committee membership;
•	developing and recommending to the Board for its approval a set of corporate governance guidelines; and
•	developing and recommending to the Board for its approval a self-evaluation process for the Board and its committees.

The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the new perspectives that a newly elected member might provide. If any member of the Board does not wish to continue in service, or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating Committee would solicit suggestions for director candidates from all Board members. In addition, the Nominating Committee might engage a third-party to assist in the identification of director nominees, as authorized under its charter. The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity;
•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the us and our stockholders; and
•	has the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

In addition, the Nominating Committee would determine whether a candidate satisfies the qualification requirements of our Bylaws.

Finally, the Nominating Committee would take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq Stock Market Rules, and if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of such candidate, including whether the individual qualifies as “independent” under Rule 10A-3 of the Exchange Act or might qualify as an “audit committee financial expert” under applicable regulations of the SEC.

In 2012, the Nominating Committee was composed of Jeffrey B. Williams, Committee Chairman, and members P. Stan Keith and Lora J. Villarreal. The Nominating Committee held two meetings during 2012.

Procedures for the Nomination of Directors by Stockholders. Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. Stockholders can submit names of candidates for director by writing to our Corporate Secretary at 5224 W. Plano Parkway, Plano, Texas 75093 and satisfying the notice and other information requirements set forth in our Bylaws. The Corporate Secretary must receive a submission not less than eighty (80) days nor more than ninety (90) days prior to any such meeting for a candidate to be considered and the submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee;
•	the qualifications of the candidate and why the candidate is being proposed;
•

the name and address of the stockholder as they appear on our books, and number of shares of our Common Stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Exchange Act;
•	a statement detailing any relationship between the candidate and us;
•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Submissions that are received and meet the criteria outlined above are forwarded to the Nominating Committee Chairman for further review and consideration. A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the timing, procedural and informational requirements described herein. We also encourage you to review the section entitled “Advance Notice Procedures” below for the requirements for inclusion in our proxy materials. We did not receive any outside submissions for Board nominees for the Annual Meeting.

Stockholder Communications with the Board. Any of our stockholders who wish to communicate with the Board or with any individual director may write to our Corporate Secretary at 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly, for example where it is a request for information about us or a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Audit Committee Report

Management has the primary responsibility for implementing our internal controls and financial reporting processes. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2012;
•

discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accountant its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and be filed with the SEC.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this Audit Committee Report shall not otherwise be deemed “soliciting material” or filed with the SEC subject to Regulation 14A of the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act.

The Audit Committee

David C. Rader (Chairman)

Carl W. Forsythe

P. Stan Keith

Code of Ethics

We have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. In addition, we have adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by our directors, executive officers and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

A copy of our Code of Ethics for Senior Officers and our Code of Ethics of Business Conduct is available on our website, www.shareplus.com. Any amendments to or waivers of our Code of Ethics for Senior Officers will also be disclosed on our website. There were no such amendments or waivers in 2012.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to or earned by Jeffrey L. Weaver, our President and Chief Executive Officer, Suzanne C. Salls, our Executive Vice President and Chief Financial Officer and M. Gaye Rowland, our Senior Vice President, Retail Lending, for the years ended December 31, 2012 and 2011, respectively. We refer to these individuals herein as our named executive officers or “NEOs”.

	Summary Compensation Table
Name and Principal Position with the Company	Fiscal Year Ended	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Compensation	All Other Compensation (4)	Total Compensation
Jeffrey L. Weaver	2012	249,962	-	45,750	95,106	81,035 (3)	87,477	559,330
President and Chief Executive Officer	2011	248,737 (5)	9,641 (2)	-	-	41,101 (2)	83,426	382,900

Suzanne C. Salls	2012	147,544	-	30,500	31,702	39,860 (3)	17,523	267,129
Executive Vice President and	2011	145,456 (5)	5,985 (2)	-	-	25,515 (2)	15,621	192,572
Chief Financial Officer

M. Gaye Rowland	2012	151,796	-	30,500	31,702	41,952 (3)	19,058	275,008
Senior Vice President, Retail Lending	2011	147,378 (5)	5,985 (2)	-	-	25,515 (2)	15,664	194,537

(1)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of restricted stock and grants of stock options during the fiscal year. The assumptions used in valuing the restricted stock awards and stock option awards are set forth in Note 15 to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2012.

(2)	Reflects cash amounts earned in 2011 and paid in 2012 pursuant to the terms of the 2011 Incentive Compensation Plan for Executives, as described below.
(3)	Reflects cash amounts earned in 2012 and paid in 2013 pursuant to the terms of the 2012 Incentive Compensation Plan as described below.
(4)

Reflects amounts paid or reimbursed to the applicable NEO for various benefits and perquisites that we provide. The table below provides a break-down of all other compensation included in the “Summary Compensation Table.”

(5)	Amounts included in 2012 proxy were inadvertently overstated.

	All Other Compensation
	Mr. Weaver	Ms. Salls	Ms. Rowland
2012:
Employer 401(k) Matching Contribution	$13,098	$6,180	$7,617
Employee Stock Ownership Plan	7,288	4,605	4,703
Personal Use of Automobile	12,000	-	-
Non-qualified Deferred Compensation	47,182	-	-
Health Insurance	7,909	6,738	6,738

Total	$87,477	$17,523	$19,058

2011:
Employer 401(k) Matching Contribution	$13,037	$7,300	$7,476
Employee Stock Ownership Plan	5,859	4,142	4,001
Personal Use of Automobile	12,000	-	-
Non-qualified Deferred Compensation	45,116	-	-
Health Insurance	7,414	4,179	4,187

Total	$83,426	$15,621	$15,664

2012 Incentive Compensation Plan. The Bank sponsored the 2012 Short-term Incentive Plan (the “2012 STIP”) which was administered by the Compensation Committee of the Board. The Compensation Committee had the authority to select employees who would be eligible to participate in the 2012 STIP, determine the terms and conditions of the awards and interpret the provisions of the 2012 STIP. The Compensation Committee also had the authority to increase, reduce or eliminate the final award determinations, based upon objective or subjective criteria it deemed appropriate.

For 2012, the Compensation Committee set the 2012 bonus pool at approximately 14.8% of pre-tax, pre-bonus net income. Under the 2012 STIP, each participant was eligible for a bonus of up to 10% and 30% of such participant’s base salary, depending on his or her position with the Company. The bonus amount payable under the 2012 STIP was determined based upon the achievement of both Bank-wide and individual performance goals established by the Compensation Committee. The achievement of the Bank-wide goals accounted for up to 75% of each participant’s bonus, whereas the achievement of individual performance goals determined up to 25% of each participant’s bonus, based upon a scorecard model.

The Bank-wide goals were set to reflect overall performance of the Bank, and participants were entitled to a bonus based upon whether certain performance targets (including earnings per share, deposit growth, and non-performing assets) met or exceeded certain thresholds established by the Compensation Committee. The individual performance goals, on the other hand, were tailored to the specific position of each participant with the Company, with each participant being assigned three to four individual performance goals to be achieved during the 2012 fiscal year.

If performance levels did not reach 80% of the individual category targets, no bonuses would be paid for that category. Additionally, if the average of the Bank-wide goals had been less than 80% of established thresholds, then the 2012 STIP would not have been funded for 2012. Furthermore, to the extent that the Bank-wide goals and the individual performance goals exceeded the established thresholds, the maximum available bonus would be capped at 200% of each individual’s targeted payout (or between 20% and 60% of base salary).

For Mr. Weaver, the individual position-specific goals included, among other things, enhancing overall profitability, improving customer experience and continuing to improve shareholder value. For Ms. Rowland, individual position-specific goals included, among other things, producing $73 million in mortgage and consumer loans, assuming new responsibilities in sales and service and improving professionalism of the branch offices and overall customer experience. For Ms. Salls, the individual position-specific goals included ensuring compliance with public company filing obligations, coordinating the migration to reporting under the Board of Governors of the Federal Reserve System, improving loan servicing and continuing to improve shareholder value.

We experienced pre-tax, pre-bonus net income of $2.497 million and accrued for a bonus of approximately $370,000 (including taxes). In March 2013, based on the achievement of company and individual targets, we paid bonuses of $339,806. The amounts paid pursuant to the 2012 STIP are subject to claw-back in the event that the Bank’s financial statements must be amended due to error, omission or fraud (as determined by the members of the Board). Amounts paid pursuant to the 2012 STIP are reflected as “non-equity incentive compensation” in the Summary Compensation Table above.

2011 Incentive Compensation Plan. In 2011, the Bank sponsored the 2011 Annual Incentive Plan for Executives (“2011 AIP”), which was administered by the Compensation Committee. Under the 2011 AIP, the Compensation Committee set the bonus pool at approximately 13.66% of pre-tax net income, net of the bonus accrual. For 2011, if pre-tax, pre-bonus net income equaled or exceeded $2.33 million, the maximum available bonus of each participant, as a percentage of such persons’ base salary, was determined to be between 10% and 30%, depending on each participant’s position with the Bank. Participants achieved a bonus for the 2011 fiscal year based on satisfaction of both Bank-wide and individual performance goals, using a scorecard model. Achievement of the Bank-wide goals determined 70% of each participant’s bonus and achievement of individual goals determined up to 30% of such participant’s bonus.

The Bank-specific goal was set as achievement of the pre-tax net income target. The individual goals, on the other hand, were tailored to each participant’s position within the Bank. For Mr. Weaver, the individual position-specific goals included, among other things, completing an update of the three year strategic plan, rollout of mortgage warehouse lending, management of non-performing assets, succession planning and development, and personal development goals. For Ms. Rowland, individual position-specific goals included, among other things, producing $68 million in mortgage and consumer loans, maintaining quality throughout the retail lending function, team development, and working with management to establish an ongoing program of community support and involvement within the defined Community Reinvestment Act assessment areas. For Ms. Salls, the individual position-specific goals included public company compliance including the first year Sarbanes-Oxley certification and implementation of XBRL, preparation to bring mortgage servicing in house with the addition of the ability to service for investors, and improving the efficiency of the bank holding company reporting processes.

During 2011, we forecasted a pre-tax, pre-bonus net income of $1.57 million and accrued for a bonus of approximately $230,000 (including taxes). In March 2012, based on the understanding that we had achieved this forecasted pre-tax, pre-bonus net income, we paid bonuses of $223,000. Subsequent to the payment of the 2011 bonus pool in March of 2012, but prior to the filing of our Annual Report on Form 10-K for the 2011 fiscal year, a $200,000 adjustment was made to our net income. As a result, actual pre-tax, pre-bonus net income for 2011 was $1.37 million, which would have generated a bonus pool of only $187,000, approximately 19% less than the size of the original bonus pool. The Compensation Committee considered the impact of this adjustment on the bonus pool, but determined not to reduce or claw-back the bonuses already paid for 2011. Accordingly, because approximately 19% of the bonus pool was based on a discretionary determination by the Compensation Committee, we have reflected 19% of the amount paid to each of our NEOs pursuant to the 2011 AIP as a “bonus” rather than “non-equity incentive compensation” in the Summary Compensation Table above.

2008 Nonqualified Deferred Compensation Plan. The Bank adopted the 2008 Nonqualified Deferred Compensation Plan to provide selected executive employees with nonqualified deferred compensation, subject to vesting. The committee administering the plan selects the executive employees eligible to participate in the plan. At this time, the only participant in the plan is Jeffrey L. Weaver, our President and Chief Executive Officer. A participant’s benefit under the plan consists solely of the net amount credited to his or her account. The participant’s account will be credited periodically with any interest or other investment earnings credited under the annuity contract or other investment alternative identified in the plan. Mr. Weaver’s account accrues interest measured under an annuity contract identified in a schedule to the plan. The amount credited to his account is also subject to a vesting schedule that vests Mr. Weaver at the rate of 20% per year, starting on the first anniversary of his initial participation date. Mr. Weaver’s account will also become 100% vested upon his death, disability or upon a change in control. In the event of his termination for cause, Mr. Weaver will forfeit his benefit. Payment of the plan’s benefit will be made in a single cash payment within 90 days of the earlier of the date on which his account becomes 100% vested or the date of the participant’s separation from service other than for cause. In the event of his death, payment will be made to the participant’s beneficiary.

Tax Qualified Plans

401(k) Plan. The Bank provides its employees with tax-qualified retirement benefits through the 401(k) Plan. All employees who meet the age and service requirements may participate in the 401(k) Plan. Participants may contribute up to 100% of their annual compensation to the plan on a pre-tax basis, subject to any limits prescribed by law. The Bank provides a 401(k) match equal to at least 5% of the participant’s salary. Employer contributions are subject to a six-year graded vesting schedule such that 20% of a participant’s discretionary contributions vest after two years of service and an additional 20% vest after each following year of credited service so that a participant is 100% vested in his or her discretionary contributions after six years of credited service. Participants in the 401(k) Plan have the opportunity to purchase shares of Common Stock in their 401(k) Plan accounts. Upon termination of employment, participants may elect to receive payments of their benefits in a lump sum or in installments.

Employee Stock Ownership Plan. The Bank has adopted an ESOP for eligible employees who have attained age 21 and are employed for one year in which they complete 1,000 hours of service. The employee stock ownership plan funded its initial stock purchase with a loan from the Company equal to the aggregate purchase price of the Common Stock. The loan is expected to be repaid principally through the Bank’s contribution to the ESOP and dividends payable on Common Stock held by the ESOP over the anticipated 20-year term of the loan.

The trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares are released from the suspense account on a pro-rata basis as the loan is repaid. A participant becomes vested in his or her account balance at the rate of 20% per year, starting on the first anniversary of the date of allocation.

Equity Compensation Plan Information

The following table provides information regarding Common Stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2012. All equity compensation plans have been approved by the Company’s stockholders. As of December 31, 2012, the 2012 Equity Incentive Plan was the only equity compensation plan maintained by the Company. The amounts set forth in the table below do not include any adjustment for risk of forfeiture.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	99,500	$15.25	142,000

Outstanding Equity Awards at Fiscal Year End

The table below sets forth outstanding equity awards to our named executive officers under our 2012 Equity Incentive Plan at December 31, 2012:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Share or Units of Stock That Have Not Vested (2)

Name	Exercisable	Unexercisable (1)
Jeffrey L. Weaver	-	15,000	$15.25	11/29/2022	3,000	$46,500

Suzanne C. Salls	-	5,000	15.25	11/29/2022	2,000	31,000
M. Gaye Rowland	-	5,000	15.25	11/29/2022	2,000	31,000

(1)	Represents shares of restricted stock and stock option awards that vest at a rate of 20% per year commencing November 29, 2013.
(2)

Calculated by multiplying the closing market price of our stock on December 31, 2012, which was $15.50 per share, by the applicable number of shares of Common Stock underlying the unvested stock awards.

Risk Management and Compensation Practices

The Compensation Committee has reviewed the compensation policies and practices for the Company’s and executive officers and other employees and has not identified any risks arising from such compensation policies and practices, including any risks to the Company’s risk management practices and risk-taking incentives created by such compensation policies and practices, that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The table below sets forth the compensation paid to our non-employee directors for the fiscal year ended December 31, 2012. Jeffrey L. Weaver, our President and Chief Executive Officer, does not receive any retainer or other fees for his service as a director. Information with respect to compensation paid to Mr. Weaver is included above in “Executive Officer Compensation – Summary Compensation Table.”

Director Compensation for the Year Ended December 31, 2012
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Total ($) (1)
Christopher C. Cozby	$14,100	$30,500	$15,851	$60,451
Carl W. Forsythe	20,100	30,500	15,851	66,451
P. Stan Keith	16,800	30,500	15,851	63,151
David C. Rader	14,700	30,500	15,851	61,051
David L. Stephens	16,350	30,500	15,851	62,701
Lora J. Villarreal	20,100	30,500	15,851	66,451
Jeffrey B. Williams	19,000	30,500	15,851	65,351
Paul M. Zmigrosky	48,200	30,500	15,851	94,551

(1)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of restricted stock and grants of stock options during the fiscal year. The assumptions used in valuing the restricted stock awards and stock option awards are set forth in Note 15 to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2012.

(2)	Represents 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013.
(3)	Represents stock options exercisable to purchase 2,500 shares of Common Stock at an exercise price of $15.25 per share that vest at a rate of 20% per year commencing November 29, 2013.

Director Fees. During the 2012 fiscal year, for each month other than January 2012, we paid each director a $900 monthly retainer ($1,400 for our Chairman of the Board) and $450 for each Board meeting attended. For January 2012, we paid a monthly retainer of $600 to each director ($750 for our Chairman of the Board), $450 to each director that attended the January 2012 Board meeting and $450 to each director that attended a strategic planning meeting held in January 2012. We also paid $450 to each director that attended our 2012 annual meeting of stockholders. Additionally, for each month during the 2012 fiscal year, other than January 2012, the chairman of each of our Audit Committee, Compensation Committee, and Credit Policy Committee received an additional $300 monthly retainer, and the chairman of our Nominating Committee received an additional $200 monthly retainer. Each of our directors, other than Mr. Weaver, also received 2,000 shares of restricted stock and options exercisable to purchase 2,500 at an exercise price of $15.25 per share for their service as a director during the 2012 fiscal year. Such shares of restricted stock and options are scheduled to vest at a rate of 20% per year commencing November 29, 2013. Mr. Zmigrosky, our Chairman of the Board, received an additional $5,150 in fees for the months of August 2012 through December 2012 to reflect significant time spent and increased involvement in certain strategic planning, development and budgeting processes.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits corporations from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for federally insured depositary institutions, such as the Bank, provided any such loans are made to executive officers and directors in compliance with federal banking regulations. At December 31, 2012, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not affiliated with the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board if the loan amount is greater than 5% of the Bank’s capital, up to a maximum of $500,000. The aggregate amount of our loans to our executive officers and directors and their related entities was $5.4 million at December 31, 2012. As of December 31, 2012, these loans were performing according to their original terms and were made in compliance with federal banking regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of our Common Stock (“10% beneficial owners”) to file reports on Forms 3, 4, and 5 with the SEC disclosing such beneficial ownership and any changes in beneficial ownership of our Common Stock. SEC rules require that we disclose in our Proxy Statement or Annual Report on Form 10-K the failure by any executive officer, director, or 10% beneficial owner of our Common Stock to file a required Form 3, 4, or 5 on a timely basis.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, each of our executive officers, directors and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them for the fiscal year ended December 31, 2012.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING

DECEMBER 31, 2013

McGladrey LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. On March 8, 2013, the Audit Committee approved the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to Crowe Horwath LLP’s completion of its client acceptance process. On March 17, 2013, Crowe Horwath LLP formally informed the Company that Crowe Horwath LLP had completed this process.

As a result, effective March 14, 2013, we dismissed McGladrey LLP as our independent registered accounting firm, upon recommendation and approval of the Audit Committee. The audit reports issued by McGladrey LLP for the fiscal years ended December 31, 2011 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through March 14, 2013, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and McGladrey LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey LLP, would have caused McGladrey LLP to make reference thereto in its report on our financial statements for such years; and (ii) no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K). McGladrey LLP furnished a letter addressed to the SEC, dated March 19, 2013, stating that it agreed with the above statements.

During the fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through March 14, 2013, we did not consult Crowe Horwath LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements and neither a written report nor oral advice was provided to us that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulations S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

At the Annual Meeting, the stockholders will consider and vote to ratify the appointment of Crowe Horwath, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. A representative of McGladrey LLP and Crowe Horwath LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions and make a statement, if desired.

Stockholder ratification of the selection of Crowe Horwath, LLP is not required by our Articles of Incorporation, Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Crowe Horwath LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of our stockholders.

Fees Paid to McGladrey LLP

Set forth below is certain information concerning aggregate fees billed for professional services rendered by McGladrey LLP during 2012 and 2011, respectively:

	2012	2011
Audit fees (1)	$194,000	$130,000
Audit related fees (2)	4,875	45,000
Tax fees (3)	21,350	24,950
All other fees (4)	-	-

	$220,225	$199,950

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the SEC.

(2)

Audit-related fees for 2012 and 2011 consist of technical accounting services that are reasonably related to the performance of the audit and review of the financial statements and that are not already reported in “Audit Fees,” above.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and corporate tax planning.
(4)	There were no other fees billed to us by McGladrey LLP that are not described above during the fiscal years ended December 31, 2012 and 2011.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining McGladrey LLP’s independence. The Audit Committee concluded that performing such services does not affect McGladrey LLP’s independence in performing its function as our auditor, and, as a result, all such fees were approved by the Audit Committee.

McGladrey LLP did not use the services of any persons other than its full-time permanent employees on its audit of our 2012 consolidated financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services in excess of $5,000 provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. For 2012, all services were pre-approved by the Audit Committee.

Required Vote and Recommendation of the Board

Pursuant to our Articles of Incorporation and Bylaws, assuming the presence of a quorum, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted towards the tabulation of votes cast on Proposal 2 and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2013.

PROPOSAL 3— ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enabled our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement in accordance with SEC rules. This is the first year that we have been required under Regulation 14A of the Exchange Act to include this type of proposal, which is commonly referred to as a “say-on-pay vote.” This proposal gives our stockholders the opportunity to express their views on the Company’s executive compensation.

The objectives of the Company’s executive compensation program are to:

•	Fairly compensate our executive officers;
•	facilitate the attraction of top-caliber talent;
•	align the short and long-term interests or our executives with those of stockholders; and
•	offer competitive base salaries, employee benefits coupled with variable incentives dependent on achieving financial performance goals.

Within the objectives listed above, the Compensation Committee generally believes that best practices call for the performance metrics by which “variable” compensation is determined to be:

•	primarily formulaic;
•	designed to compensate based on a combination of individual and Company performance goals; and
•	established and communicated early in the performance period in order to align individual performance with Company goals.

We are asking our stockholders to indicate their support for our named executive officer compensation program and the practices described in this Proxy Statement, by voting “FOR” Proposal 3 at the Annual Meeting approving the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion contained in this Proxy Statement.”

Because this is an advisory vote, the results of this Proposal 3 will not be binding upon the Company or our Board. However, we value the opinions expressed by stockholders in their vote on this Proposal 3. To the extent that there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will consider the voting results as appropriate when making future decisions regarding executive compensation.

Required Vote and Recommendation of the Board

Pursuant to our Articles of Incorporation and Bylaws, assuming the presence of a quorum, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the advisory proposal on named executive officer compensation. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted towards the tabulation of votes cast on Proposal 3 and will have no effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION APPROVING, ON

AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4— ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires companies to conduct a stockholder vote on the frequency of holding future advisory votes on the compensation of our named executive officers. Such future non-binding, advisory votes on the compensation of our named executive officers would be similar to Proposal 3 in this Proxy Statement. This proposal is also known as “say on frequency” vote.

Pursuant to Regulation 14A of the Exchange Act, we are asking stockholders to vote, on an advisory, non-binding basis, for their preference as to whether future votes on named executive officer compensation should be held every one, two or three-years. Stockholders also may, if they wish, abstain from voting on this Proposal 4. Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board or creating or implying any additional fiduciary duty on the Board. However, the Board may, in its sole discretion, take into account the outcome of the vote in determining the frequency with which it will submit the resolution on executive compensation to shareholders.

Accordingly, stockholders are being given the opportunity to indicate their preference at the Annual Meeting on the frequency of holding future advisory votes on named executive officer compensation.

After careful consideration of this Proposal 4, our Board has determined that it is appropriate and in the best interests of the Company and our stockholders for the stockholders to recommend a frequency of “THREE YEARS” for holding future votes on the compensation of our named executive officers.

Required Vote and Recommendation of the Board

The frequency (every one year, two years or three years, respectively) that receives the highest number of votes cast by stockholders will be considered by the Board and the Compensation Committee as the stockholders’ recommendation as to the frequency of holding future votes on named executive officer compensation, even if the number of votes represents less than a majority of the votes cast. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted towards the tabulation of votes cast on the proposal and will have no effect on the outcome of the vote. Regardless of the stockholders’ recommendation, the Board may decide that it is in the best interests of the Company and our stockholders to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

THE BOARD RECOMMENDS THAT YOU CHOOSE A FREQUENCY OF “THREE YEARS” FOR

HOLDING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER BUSINESS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment. The Board intends to exercise its discretionary authority to the fullest extent permitted under the Exchange Act.

ADVANCE NOTICE PROCEDURES

Pursuant to rules of the SEC, in order to be eligible for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 5224 W. Plano Parkway, Plano, Texas 75093, no later than December 12, 2013.

The date on which the next Annual Meeting of Stockholders of SP Bancorp, Inc. is expected to be held is May 15, 2014. Shareholders wishing to submit proposals to be presented at our next Annual Meeting of Stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our Bylaws concerning stockholder proposals. To be timely in connection with our 2014 Annual Meeting, a stockholder proposal concerning business or nominations to the Board must be received between February 14, 2014 and February 24, 2014.

Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

STOCKHOLDERS SHARING A HOUSEHOLD

With respect to stockholders who share a single address, we are sending only one Proxy Statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact the Company by mail at SP Bancorp, Inc., Attn: Corporate Secretary, 5224 W. Plano Parkway, Plano, Texas 75093 or calling (972) 931-5311 and asking for our Corporate Secretary. Stockholders of record receiving multiple copies of our Proxy Statement can request householding by contacting us in the same manner. Stockholders who own shares through a broker, bank or other nominee can request householding by contacting such nominee. We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to our Corporate Secretary at the address or phone number set forth above.

MISCELLANEOUS

The Company will bear the cost of the proxies solicited hereby. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitations by mail, directors, officers, and our regular employees may solicit proxies personally, by telephone or by other forms of communication without additional compensation. We have retained Phoenix Advisory Partners, LLC to assist us in soliciting proxies, and have agreed to pay Phoenix Advisory Partners, LLC a fee of $5,000 plus reasonable expenses for these services.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, we may choose to distribute proxy information in this manner.

A COPY OF OUR 2012 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE VOTING RECORD DATE UPON WRITTEN REQUEST TO SP BANCORP, INC., ATTN: DIANE STEPHENS, CORPORATE SECRETARY, 5224 W. PLANO PARKWAY, PLANO, TEXAS 75093.

BY ORDER OF THE BOARD OF DIRECTORS

Diane Stephens Corporate Secretary

Plano, Texas

April 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013: THIS PROXY STATEMENT, INCLUDING THE NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS, AND THE COMPANY’S 2012 ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT WWW.PROXYDOCS.COM/SPBC.

SP Bancorp, inc.

ANNUAL MEETING OF SP BANCORP, INC.

Date: May 16, 2013 Time: 2:00 P.M. (Central Daylight Time) Place: The Hope Center, 2001 West Plano Parkway, Plano, Tx 75075

Please make your marks like this: Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3 and THREE YEARS for proposal 4.

1: The election as director of the nominees listed below to serve for a three year term

For Withheld

Directors Recommend

01 Christopher C. Cozby 02 David C. Rader 03 Paul M. Zmigrosky

For For For For Against Abstain

2: The ratification of the appointment of Crowe Horwath LLP as independent registered public accountants for the year ending December 31, 2013.

3: The advisory vote to approve named executive officer compensation.

For For

One Two Three Year Years Years Abstain

4: The advisory vote on the frequency of future advisory votes on named executive officer compensation.

One Two Three Year Years Years Abstain

Three Years

If you plan to attend the meeting and vote your shares in person, please mark this box

Authorized Signature - This section must be completed for your Instructions to be executed.

SP Bancorp, inc.

Annual Meeting of SP Bancorp, Inc. to be held on Thursday, May 16, 2013 This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

TELEPHONE INTERNET

866-390-6279 Go To Call

www.proxypush.com/spbc • Cast your vote online.• View Meeting Documents.

OR

• Use any touch-tone telephone.• Have your Proxy Card/Voting Instruction Form ready.• Follow the simple recorded instructions.

MAIL

OR

• Mark, sign and date your Proxy Card/Voting Instruction Form.• Detach your Proxy Card/Voting Instruction Form.• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby constitutes and appoints Jeffrey L. Weaver and Suzanne C. Salls, as the true and lawful attorneys of the undersigned, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of SP Bancorp, Inc. which the undersigned is entitled to vote as of the record date, March 28, 2013, at the Annual Meeting of Stockholders and any adjournment thereof upon the matters specified herein and upon such other matters as may properly come before the meeting and any adjournment thereof and hereby revokes any proxy heretofore given. IF THIS PROXY IS RETURNED SIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR A THREE YEAR FREQUENCY WITH RESPECT TO PROPOSAL 4, AND BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS, ON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY ADJOURNMENT THEREOF. All votes must be received by 5:00 P.M., Eastern Time, May 15, 2013.

PROXY TABULATOR FOR

SP BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT # OFFICE #

If you plan to attend the meeting and vote your shares in person, please mark this box Authorized Signature - This section must be completed for your Instructions to be executed.

Please Sign Here

Please Date Above

Please Sign Here

Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — SP Bancorp, inc.

Annual Meeting of stockholders

May 16, 2013, 2:00 P.M. (central Daylight Time)

This Proxy is solicited on Behalf of the Board of Directors

The undersigned appoints Jeffrey L. Weaver and Suzanne C. Salls, each with full powers of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of SP Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, May 16, 2013 at 2:00 p.m. at the The Hope Center, 2001 West Plano Parkway, Plano, Tx 75075 and any and all adjournments thereof, as set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF THIS PROXY IS RETURNED SIGNED AND NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND FOR A THREE YEAR FREQUENCY WITH RESPECT TO PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please separate carefully at the perforation and return just this portion in the envelope provided.

sP Bancorp, inc. AnnUAL MEETing OF sP BAncORP, inc. Date: May 16, 2013 Time: 2:00 P.M. (Central Daylight Time) Place: The Hope Center, 2001 West Plano Parkway, Plano, Tx 75075 Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3 and THREE YEARS for proposal 4. 1: The election as director of the nominees listed below to serve for a three year term Directors For Withheld Recommend 01 Christopher C. Cozby For 02 David C. Rader For 03 Paul M. Zmigrosky For For Against Abstain 2: The ratification of the appointment of Crowe For Horwath LLP as independent registered public accountants for the year ending December 31, 2013. 3: The advisory vote to approve named For executive officer compensation. Year One Years Two Three Years Abstain 4: The advisory vote on the frequency of future Three Years advisory votes on named executive officer compensation. Authorized Signature - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. sP Bancorp, inc. Annual Meeting of SP Bancorp, Inc. to be held on Thursday, May 16, 2013 This proxy is being solicited on behalf of the SharePlus Federal Bank 401(k) Plan (the “Plan”) VOTED BY: inTERnET TELEPHOnE Call Go www To .proxypush.com/spbc 866-390-6279 vote online. Use any touch-tone telephone. Cast your OR View Have your Proxy Card/Voting Instruction Form ready. Meeting Documents. Follow the simple recorded instructions. MAiL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The trustee of the Plan (the “Trustee”) is hereby directed to vote my interest in the SP Bancorp, Inc. Stock Fund as indicated above. If I do not return this 401(k) Proxy Card in a timely manner or if I “ABSTAIN,” shares representing my interest in the Plan will be voted by the Trustee as directed by the Plan administrator, subject to the determination that such a vote is for the exclusive benefit of the Plan participants and beneficiaries. All votes must be received by 5:00 P.M., Eastern Time, May 9, 2013. PROXY TABULATOR FOR sP BAncORP, inc. P.O. BOX 8016 cARY, nc 27512-9903 EVENT # CLIENT # OFFICE # Please separate carefully at the perforation and return just this portion in the envelope provided.

401(k) Proxy Card — SP Bancorp, Inc. Annual Meeting of Stockholders May 16, 2013, 2:00 P.M. (Central Daylight Time) This Proxy is Solicited on Behalf of the SharePlus Federal Bank 401(k) Plan SP Bancorp, Inc. is forwarding this 401(k) Proxy Card so that you may convey your individual voting instructions to the Trustee on the matters set forth herein and on such other business as may properly come before the Annual Meeting or any adjournment thereof. The Trustee is not aware of any other business to be brought before the Annual Meeting. In order to direct the voting of the shares held in your account, you must either vote by internet, by telephone or by completing, signing and dating this 401(k) Proxy Card and returning it in the accompanying postage-paid envelope. Your 401(k) Proxy Card must be received by the Proxy Tabulator no later than Thursday, May 9, 2013. Your vote and the votes of other participants will be tallied by the Proxy Tabulator and the Trustee will: 1. vote the shares held in the Plan as follows: (i) FOR or WITHHOLD with respect to each director nominee identified in proposal 1, (ii) FOR or AGAINST each of proposals 2 and 3, and (iii) ONE YEAR, TWO YEARS or THREE YEARS with respect to proposal 4, based on the timely voting instructions received from participants; and 2. vote the shares as to which participants have directed the Trustee to ABSTAIN, or as to which it has received no timely instruction, as follows: (i) FOR or WITHHOLD with respect to each director nominee identified in proposal 1, (ii) FOR or AGAINST each of proposals 2 and 3, and (iii) ONE YEAR, TWO YEARS or THREE YEARS with respect to proposal 4, as directed by the Plan administrator. and in either case, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing procedure is that all shares of the Company’s common stock held in the Plan will be voted in the manner specified in items 1 and 2 above. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.

SP Bancorp, Inc. SP Bancorp, Inc. ANNUAL MEETING OF SP BANCORP, INC. Annual Meeting of SP Bancorp, Inc. to be held on Thursday, May 16, 2013 For Holders as of March 28, 2013 This proxy is being solicited on behalf of the SharePlus Federal Bank ESOP Date: May 16, 2013 Time: 2:00 P.M. (Central Daylight Time) Place: Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, Texas Please separate carefully at the perforation and return just this portion in the envelope provided. Please make your marks like this: Use dark black pencil or pen only VOTED BY: Board of Directors Recommends a Vote FOR proposals 1, 2 and 3. INTERNET TELEPHONE Call Go To www.proxypush.com/spbc Cast your vote online. View Meeting Documents. 866-390-6279 1: The election as director of the nominees listed below to serve for a three year term Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR Directors Recommend For Withhold MAIL For 01 P. Stan Keith 02 Lora J. Villarreal 03 Jeffrey B. Williams For Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR For For Against Abstain 2: The approval of the SP Bancorp, Inc. 2012 Equity Incentive Plan. For The Trustee of the Share Plus Federal Bank ESOP is hereby directed to vote the shares allocated to my account under the Share Plus Federal Bank ESOP as indicated above. If I do not return this ESOP Proxy Card in a timely manner or if I “ABSTAIN,” shares allocated to my ESOP account will be voted in proportion to the manner in which other participants have voted their shares, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. IF NO INSTRUCTION IS SPECIFIED AND THIS ESOP PROXY CARD IS RETURNED SIGNED, THIS FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE PROPOSALS STATED ABOVE. All votes must be received by 5:00 P.M., Eastern Time, May 13, 2013. 3: The ratification of the appointment of McGladrey & Pullen, LLP as independent registered public accountants for the year ending December 31, 2012. For PROXY TABULATOR FOR SP BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903 Authorized Signature - This section must be completed for your Instructions to be executed. EVENT # CLIENT # OFFICE # Please Sign Here Please Date Above

ESOP Proxy Card — SP Bancorp, Inc. Annual Meeting of Stockholders May 16, 2013, 2:00 P.M. (Central Daylight Time) This Proxy is Solicited on Behalf of the SharePlus Federal Bank ESOP SP Bancorp, Inc. is forwarding this ESOP Proxy Card so that you may convey your voting instructions to the ESOP Trustee on the matters to be considered at the Annual Meeting and on such other business as may properly come before the Annual Meeting or any adjournment thereof. SP Bancorp, Inc. is not aware of any other business to be brought before the Annual Meeting other than as set forth in the accompanying proxy statement. Your individual vote will not be revealed to SP Bancorp, Inc. In order to direct the voting of the shares allocated to your account, you must either vote by internet, telephone or by completing, signing and dating this ESOP Proxy Card and return it to the Proxy Tabulator. Your ESOP Proxy Card must be received by the Proxy Tabulator no later than May 13, 2013. Your vote and the votes of other participants will be tallied by the Proxy Tabulator and the Trustee will: 1. vote the shares held in the ESOP FOR or AGAINST (or in the case of director nominees, FOR or WITHHOLD) each proposal specified on the ESOP Proxy card, based on the timely voting instructions it has received from participants; and 2. vote the shares as to which participants have directed the Trustee to ABSTAIN, or for which it has received no timely instruction, FOR or AGAINST (or in the case of director nominees, FOR or WITHHOLD) each proposal specified on the ESOP Proxy Card in the same proportion as shares for which it has received timely voting instructions to vote FOR or AGAINST; and 3. vote any unallocated shares held in the ESOP in the same proportion as shares for which it has received timely voting instructions to vote FOR or AGAINST (or in the case of director nominees, FOR or WITHHOLD) each proposal specified on the ESOP Proxy card, and in either case, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing procedure is that all shares of SP Bancorp, Inc.’s common stock held in the ESOP (including unallocated shares) will be voted FOR or AGAINST (or in the case of director nominees, FOR or WITHHOLD) each proposal specified on the ESOP Proxy card. Thus, if you provide timely voting instructions, you, in effect, will be voting the shares allocated to your ESOP account and participating in the voting of unallocated shares and shares allocated to other ESOP participants’ accounts for which timely voting instructions are not received. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.